Exhibit 10.21
DigitalGlobe, Inc.
2010 EMPLOYEE SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A. THE PLAN
1) Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2010 Employee Success Sharing Plan (the “Plan”) for eligible, non-commissionable employees up through the Non-Executive Management Member levels (as defined in Section I.B.7.c below). A key component of the business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall Company success, departmental and team contributions, as well as to reward individual contributions.
2) Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2010 as a regular full-time or regular part-time non-commissionable employee up through the Non-Executive Management Member level; and as (ii) continuously employed thereafter by the Company through the bonus payment date and as not having given notice of intent to terminate employment before the bonus payment date. Any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus under the Plan.
     (a) Employees Hired or Promoted During 2010 Plan Year. Employees who are hired into a Plan-eligible position between January 1, 2010 and October 1, 2010 will be eligible for a bonus under this Plan. Employees hired to an otherwise Plan-eligible position after October 1, 2010 are not eligible to participate in the Plan. A Participant who is promoted to a bonus-eligible role (or who continues in a bonus-eligible role following such promotion) between the beginning of the 2010 Plan Year and October 1, 2010 will be (or will continue to be) eligible for a bonus hereunder. For employees hired or promoted into bonus-eligible positions after January 1, 2010, the Company may in its discretion take into account the fact that they were employed in a bonus-eligible position only for part of 2010 in determining the amount of any such bonus awarded, if any (without in any way limiting the Company’s discretion to consider any other additional or different factor(s) in any given instance).
     (b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a change in employment classification, leaves of absence, change to eligibility under another bonus plan, or otherwise). Under these circumstances, the employee will be eligible for a prorated bonus, prorated for the period of their Plan participation during 2010, subject to the other conditions hereunder (including, without limitation, those specified in the last sentence of the introductory language of this Section I.A.2).
3) Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is employed on a temporary basis, is not classified by the Company as an employee in its payroll records, is employed in a commissionable position (for example, as a commissioned sales representative), is not employed in good standing by the Company on the bonus payment date, or otherwise does not satisfy all of the foregoing eligibility requirements to be a Plan Participant; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to compete with such business following termination of employment; or (iii) he or she has breached any agreement with or other obligation to the Company or any Company policy.
4) Plan Termination or Amendment. The Plan will be in effect from January 1, 2010 through December 31, 2010, or such earlier date as the Plan may be terminated in the sole discretion of the Company (the “2010 Plan Year”). No notice of Plan termination is necessary. The Company also reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended by resolution duly adopted by the Compensation Committee. Participation in this Plan is not a guarantee of receipt of any bonus hereunder, or of participation in future Company incentive plans.
5) Discretionary Adjustments. The provisions of Section B below of this Part I are guidelines only. Notwithstanding those sections or any other provisions of this Plan, any bonus and Bonus Pool (as defined below) parameters, awards, payment amounts or other bonus-related provisions (except for the deadline of March 15, 2011 for bonus payments, if any) may be modified at any time, in whole or in part, in the Company’s discretion (including without limitation by terminating or reducing any Bonus Pool or bonus payments otherwise payable under the Plan or by changing bonus parameters), subject to the approval of the Compensation Committee.
B. CASH BONUS
1) Bonus Pool. The Compensation Committee or its delegate may establish one or more performance targets under the Plan. For 2010, if the Company achieves or exceeds its A-EBITDA target, the Company anticipates that Participants generally will become eligible to receive a cash bonus from a bonus pool to be designated in that event by the Company in its discretion (the “Bonus Pool”), subject to the terms and conditions of this Plan. The size of any such Bonus Pool created will be determined by the Company in its discretion, subject to the approval of the Compensation Committee. If the Company does not achieve this target, the Company will determine in its discretion whether to establish a Bonus Pool for the 2010 Plan Year and, if so, the size of any such Bonus Pool, again subject to the approval of the Compensation Committee.
2) Bonus Award Discretionary Criteria. If a Bonus Pool is established for the 2010 Plan Year, the Company will determine in its discretion whether to pay a bonus from the Bonus Pool to a given Participant, and if so, the amount of any such bonus. While the factors to be used in making these determinations are and will remain discretionary, the Company anticipates that factors used in determining any given Participant’s bonus, if any, from the Bonus Pool generally will include (but are not required to include) that Participant’s individual performance, responsibility level and value to the organization as determined by Company management in its discretion, and such other criteria as determined by Company management in its discretion. The Company reserves the right to use any additional or different factor(s) as it deems appropriate in determining bonus eligibility and, as applicable, the bonus amount for a given Participant. The Company also may pay out less than the full Bonus Pool if it so chooses.
3) Performance Committees. Bonus recommendations for individual Participants generally will be made by committees of management employees (“Performance Committees”), taking into account the factor(s) determined pursuant to Section I.B.2 above. The Performance Committees may have other responsibilities in addition to their responsibilities hereunder. Bonus recommendations for Participants who are Non-Executive Management Members (other than Senior Managers) generally will be made by a Performance Committee of members of the Senior Management Team or their designates. Bonus recommendations for Participants below the Director level generally will be made by a Performance Committee of Company employees at the Vice President, Senior Director and/or Director levels. The size and composition of these Performance Committees will be determined in the Company’s discretion and are subject to change from time to time. It is anticipated that the Performance Committees will make bonus recommendations for Participants, as applicable, at or following the end of the 2010 Plan Year to the Senior Management Team and Chief Executive Officer, who will review and then approve, disapprove and/or modify any such recommendations as they deem appropriate in their judgment.
4) Participant Performance Ratings. In order to assist the Performance Committees in determining whether to recommend a bonus for a given Participant and, if so, the amount of his or her recommended bonus, each Performance Committee typically will assign a rating (e.g., “1,” “2” or “3,” potentially with intermediate ratings between these levels if the Company so chooses) to each of the Participants for which it is responsible, and the Company reserves the right to utilize additional or different ratings in its discretion. These ratings generally are intended to gauge relative individual performance across Participants for bonus determination purposes.
The Performance Committees may rely on such information as they deem appropriate in their discretion to make the foregoing rating determinations for each Participant, including for example (and without limitation) the experiences of members of the Performance Committees in working with a given Participant and input received from a Participant’s supervisor(s). The Company may provide the Performance Committees with rating forms from time to time to aid them, and/or others from whom the Performance Committees may solicit input, in making rating determinations for Participants. The overall rating ultimately assigned to a given Participant by a Performance Committee is not necessarily a formulaic or mathematical result (such as an average) derived from the component ratings or other information received from those providing input with respect to that Participant. Rather, the overall rating for a Participant represents the judgment of the Performance Committee after assessing and weighing the various information and other factors deemed pertinent by the Performance Committee.
5) Bonus Award Determinations. The assignment of a particular rating to a Participant does not dictate, require or create any expectation that such Participant will receive a bonus in any amount or range, or any bonus at all. The Company presently anticipates that, as a general matter (and without limitation), Participants who receive a higher-performance-range rating typically are eligible to receive a bonus that in the Company’s judgment appropriately recognizes their superior performance and value to the organization; Participants who receive a mid-performance-range rating typically are eligible to receive a bonus in some amount; and Participants who receive a lower-performance-range rating typically will not receive a bonus.

Nevertheless, the Company may deviate from these general guidelines as it deems appropriate in its discretion with respect to any given Participant(s), including without limitation in the event that it uses additional or different ratings in its discretion. The Company at all times retains the discretion to determine whether to pay a bonus from the Bonus Pool to a given Participant, and if so, the amount of any such bonus.
6) Bonus Payment. Any bonus that becomes payable under this Plan to a Participant will be paid no later than March 15, 2011 for the 2010 Plan Year.
7) Definitions.
     (a) “A-EBITDA” means Net Income or Loss adjusted for depreciation and amortization, net interest income or expense, income tax expense (benefit), loss on disposal of assets, restructuring, loss on early extinguishment of debt, bonus expense and non-cash stock compensation expense; as such calculation may be adjusted in the Company’s discretion.
     (b) “Net Income or Loss” means the consolidated net income or net loss of the Company and its subsidiaries for calendar year 2010 as determined by the Company in accordance with Generally Accepted Accounting Principles.
     (c) “Non-Executive Management Member” means a non-commissionable employee classified as a Senior Manager, Director, Senior Director or nonexecutive functional Vice President.
PART II. MISCELLANEOUS
A. PLAN ADMINISTRATION
The Compensation Committee is responsible for the administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Compensation Committee may in its discretion, at any time and from time to time, delegate any and all of its authority and responsibilities under the Plan to such person(s) or committee(s) as the Compensation Committee may designate, and may terminate or change any such delegation made, in whole or in part, at any time and from time to time. The Compensation Committee and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. All determinations of the Compensation Committee or its delegate shall be binding on all persons if taken in good faith.
B. ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the Plan’s terms. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
C. NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause or advance notice. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written agreement signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
D. ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant arising under or relating to this Plan, including but not limited to any dispute over any compensation alleged to be due, further including, but not limited to, disputes concerning the Participant’s bonus or long-term incentive award (or lack thereof), the Participant will promptly bring such dispute to the attention of the Company’s General Counsel or VP Human Resources. The Participant and the Company shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event the dispute cannot be resolved informally, the Participant and the Company agree to resolve the dispute exclusively through binding arbitration in Longmont, Colorado (or in such other place to which the parties agree) before a single arbitrator in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth below, and in accordance with the laws of the State of Colorado. Each party will pay their own costs associated with such arbitration, including, but not limited to, cost of legal counsel. The arbitrator shall have no power to modify the provisions of this Plan, or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Denver, Colorado or that was not requested by a party to the dispute, and the jurisdiction of the arbitrator is limited accordingly. The arbitrator’s decision or award shall be final and binding, and judgment thereupon may be entered in any Colorado or other court having jurisdiction thereof. Notwithstanding the foregoing: (i) either party may in such party’s respective discretion seek temporary or preliminary injunctive relief in any court of competent jurisdiction in order to preserve the status quo or avoid irreparable harm pending arbitration; and (ii) if and to the extent required by Section 8116 of the 2010 Department of Defense Appropriations Act, Pub. L. No. 111-118, 123 Stat. 2409 (2009), the provisions of this Section II.D shall not apply to or be enforced by the Company with respect to any claim by a Participant under Title VII of the Civil Rights Act of 1964, as amended, or any tort claim by a Participant related to or arising out of sexual assault or harassment, including all such claims for assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention.
E. TAX WITHHOLDING
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.
F. SECTION 409A
This Plan is not intended to provide “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be administered and interpreted in accordance with such intent. The payment(s), if any, to any Participant are intended to be exempt from Section 409A to the maximum extent possible as short-term deferrals pursuant to Treasury regulation section 1.409A-1(b)(4). Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by a Participant due to any noncompliance with Section 409A.
G. SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan.